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                                                                                              Exhibit 12.01





                                                 SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      For the Twelve Months Ended June 30, 1999 and Each of the Five Years Ended December 31, 1998
                                                         (Millions of Dollars)

                                                 12 Months
                                              Ended June 30,
                                                                                   Year Ended December 31,

                                                   1999       1998        1997         1996       1995        1994
                                                   ----       ----        ----         ----       ----        ----

Fixed Charges as defined:
    Interest on long-term debt................    $ 92.7     $ 92.7      $ 94.7       $ 94.8     $ 96.2      $ 85.4

    Amortization of debt premium, discount
    and expense (net).........................       2.4        2.3         2.3          2.3        2.2         2.0
    Interest on debt to affiliate.............        -          -            -           -          -           -

    Other interest expense....................      11.5        6.2         4.9          7.4        9.2         5.1

    Interest component of rentals.............       0.8        0.8         1.8          2.3        2.8         2.7
                                                  ------     ------      ------       ------     ------      ------

         Total Fixed Charges (A)...............   $107.4     $102.0      $103.7       $106.8     $110.4      $ 95.2
                                                  ======     ======      ======       ======     ======      ======

Earnings, as defined:
    Income....................................    $207.9     $227.2      $194.7       $190.5     $169.2      $152.0
    Income taxes.............................      121.8      132.2       100.6        108.1       97.3        82.7
    Total fixed charges above.................     107.4      102.0       103.7        106.8      110.4        95.2
                                                  ------     ------      ------       ------     ------      ------

         Total Earnings (B)....................   $437.1     $461.1      $399.0       $405.4     $376.9      $329.9
                                                  ======     ======      ======       ======     ======      ======

Ratio of Earnings to Fixed Charges (B/A)....        4.07        4.52       3.85         3.80       3.41        3.46
                                                    ====        ====       ====         ====       ====        ====



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